EXHIBIT 99.1  Press Release

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                                  PRESS RELEASE
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FROM:         Simon R. C. Wadsworth

SUBJECT:      MID-AMERICA FIRST QUARTER RESULTS TO EXCEED FORECAST

DATE:         APRIL 15, 2003
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Mid-America first quarter results to exceed forecast

Memphis, TN, Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it expects its first quarter 2003 Funds From Operations ("FFO") to exceed its prior guidance and analysts' estimates.

Based on preliminary results, the Company expects to report FFO (the standard earnings measurement used by the REIT Industry) between $14.3 and $14.6 million, representing a range of 69 to 71 cents per share and unit for the first quarter of 2003. This compares to its prior FFO guidance of 66 to 68 cents per share and unit and to analysts' estimates of 66 cents per share and unit. Net income is expected to be between $160,000 and $486,000, representing a range of 1 to 3 cents per share.

Simon Wadsworth, CFO, said "We achieved lower operating expenses than we had forecast as several new initiatives focusing on property-level efficiency and productivity have shown solid progress. Additionally, interest expense is running below our earlier forecast as rates continue to remain low. We will be reviewing our forecasts for the balance of 2003 and will give further guidance with our formal quarterly earnings release on May 8th, but we think that it is reasonable at this time to expect full year FFO in the upper end of the range of our prior guidance of $2.74 to $2.78 per share."

The following table is a reconciliation of expected FFO to expected net income for the three months ended March 31, 2003 (in thousands):

                                                                      Three Months Ended
                                                                        March 31, 2003
                                                             -----------------------------------
                                                                   Low                High
                                                             -----------------    --------------
Funds from operations                                                $ 14,259          $ 14,589
Real estate depreciation and amortization                             (13,551)          (13,551)
Adjustment for joint ventures depreciation                               (498)             (498)
Minority interest                                                        (129)             (133)
Gain on dispositions, net                                                  79                79
Gain on sale of non-depreciable assets                                      -                 -
Extraordinary items                                                         -                 -
                                                             -----------------    --------------
Net income available for common shareholders                         $    160          $    486

                                                                 March 31,
                                                                   2003
                                                             -----------------
Diluted weighted average shares and units:
     Shares                                                            17,921
     Units                                                              2,736
                                                             -----------------
     Total diluted weighted average shares and units                   20,657
                                                             =================

The Company provides guidance on FFO and does not forecast net income available for common shareholders. It is not possible to reasonably predict the timing and certainty of acquisitions and dispositions that would materially affect depreciation, capital gains or losses and minority interest, or to forecast extraordinary items, which, combined, generally represent the difference between net income available for common shareholders and FFO.

MAA is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 34,507 apartment units throughout the southeast and southcentral U.S. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange
Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.